EXHIBIT 21.3





                     THE TOLEDO EDISON COMPANY
               LIST OF SUBSIDIARIES OF THE REGISTRANT
                       AT DECEMBER 31, 2003


The Toledo Edison Capital Corporation - Incorporated in Delaware





                     Statement of Differences
                     ------------------------

Exhibit Number 21, List of Subsidiaries of the Registrant at December 31, 2003, is not included in the printed document.